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                            TRUST FOR CREDIT UNIONS


              ADDENDUM NO. 2 TO THE INVESTMENT ADVISORY AGREEMENT


     This Addendum, dated as of the 30th day of June, 1993, is entered into between TRUST FOR CREDIT UNIONS (the "Trust"), a Massachusetts business trust, and GOLDMAN, SACHS & CO. (the "Adviser"), a New York limited partnership.

     WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated as of June 20, 1991 (the "Advisory Agreement") and Addendum No. 1 thereto dated October 6, 1992, pursuant to which the Trust has appointed the Adviser to act as investment adviser to the Trust for the Money Market Portfolio, Government Securities Portfolio and Mortgage Securities Portfolio;

     WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall notify the Trust in writing; and

     WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Trust has notified the Adviser that it is establishing the TCU Target Maturity Portfolio
(1996) (the "Portfolio"), and that it desires to retain the Adviser to act as the investment adviser therefore, and the Adviser has notified the Trust that it is willing to serve as investment adviser for the Portfolio;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. APPOINTMENT. The Trust hereby appoints the Adviser to act as investment adviser to the Trust for the Portfolio for the period and on the terms set forth in the Advisory Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

     2. COMPENSATION. For the services provided and the expenses assumed pursuant to the Advisory Agreement, the Trust will pay the Adviser, and the Adviser will accept as full compensation therefor from the Trust, a fee at an annual rate of .25% of the Portfolio's average daily net assets. The fee will be computed based on net assets on each day and will be paid to the Adviser monthly. Such fee is attributable to the Portfolio, shall be a charge to such Portfolio and shall be the obligation of such Portfolio.

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     3.   CAPITALIZED TERMS. From and after the date hereof, the term
          "Portfolios" as used in the Advisory Agreement shall be deemed to include the TCU Target Maturity Portfolio (1996). Capitalized terms used herein and not otherwise defined shall be the meanings ascribed to them in the Advisory Agreement.

     4. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                              TRUST FOR CREDIT UNIONS



Attest: Nancy James           By: Nancy L. Mucker
        ---------------           -----------------------
                                   Nancy L. Mucker
                                   Vice President of the Trust


                              GOLDMAN, SACHS & CO.



Attest: Cecilia Garcia        By: Michael R. Armellino
        ---------------           -----------------------
                                   General Partner

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